UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 22, 2011

RF INDUSTRIES, LTD
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-13301 (Commission File Number)	88-0168936 (I.R.S. Employer Identification No.)
7610 Miramar Road, Bldg. 6000, San Diego, California 92126-4202 (Address of Principal Executive Offices) (858) 549-6340 (Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Hill previously served as President and Chief Executive Officer of RF Industries, Ltd. (the “Company”), pursuant to an employment agreement that expired on June 20, 2011.  As reported in the Company’s Current Report on Form 8-K filed on July 11, 2011, effective July 5, 2011, Mr. Hill resigned as President of the Company (but remained the Chief Executive Officer) and James Doss, the Company’s current Chief Financial Officer and Corporate Secretary, was appointed as the Company’s President.  On August 22, 2011 the Company entered into employment agreements with each of Mr. Hill and Mr. Doss to evidence their new employment arrangements.

Howard Hill.  On August 22, 2011, the entered into a new employment agreement with Howard F. Hill, pursuant to which Mr. Hill will continue to serve as the Company’s Chief Executive Officer through July 31, 2013 (the “Term”), subject to earlier termination as provided in the employment agreement.  A copy of Mr. Hill’s employment agreement is attached as Exhibit 10.1 hereto, and the following summary of the employment agreement is qualified by reference to such exhibit.

Under the employment agreement, Mr. Hill is entitled to receive an annual salary of $240,000.  Mr. Hill also is entitled to participate in any pension, retirement, disability, insurance, medical service, or other employee benefit plan that is generally available to all employees of the Company, to the life insurance policy and disability insurance policy that the Company currently maintains for Mr. Hill, and to six weeks of paid vacation per year.

Additionally, Mr. Hill is entitled to certain compensation from the Company in connection with the termination of his employment under the following circumstances: (i) if the Company terminates Mr. Hill’s employment without “cause” (as defined in the employment agreement), the Company has agreed to pay Mr. Hill upon termination an amount equal to the greater of (x) the salary that would have been paid to Mr. Hill during the balance of the Term, or (y) 12 month’s salary (in each case, based on Mr. Hill’s monthly salary at the time of such termination); (ii) if Mr. Hill terminates his employment for Good Reason (as defined in the employment agreement), Mr. Hill is entitled to severance compensation in the form of continuation of base salary and existing medical and dental insurance for 24 months following termination of employment; and (iii) within 120 days after a Change of Control (as defined in the employment agreement), Mr. Hill will have the right to terminate his employment, and to receive a cash payment in an amount equal to the greater of (x) the salary that would have been paid to Mr. Hill during the balance of the Term, or (y) 12 month’s salary (in each case, based on Mr. Hill’s monthly salary at the time of such termination).

James Doss.  On August 22, 2011, the Company also entered into an employment agreement with James Doss, pursuant to which Mr. Doss will serve as the Company’s President and as Chief Financial Officer through July 31, 2012.  A copy of the employment agreement is attached as Exhibit 10.2 hereto, and the following summary of the employment agreement is qualified by reference to such exhibit.

Under the employment agreement, Mr. Doss is entitled to receive an annual salary of $168,000.  Mr. Doss also is entitled to participate in any pension, retirement, disability, insurance, medical service, or other employee benefit plan that is generally available to all employees of the Company, to the life insurance policy and disability insurance policy that the Company currently maintains for Mr. Doss, and to three weeks of paid vacation per year.

Additionally, Mr. Doss is entitled to certain compensation from the Company in connection with the termination of his employment under the following circumstances: (i) if the Company terminates Mr. Doss’ employment without “cause” (as defined in the employment agreement), the Company has agreed to pay Mr. Doss upon termination an amount equal to the salary that would have been paid to Mr. Doss during the balance of the Term, and his unvested stock options will fully vest;  and (ii) if a Change of Control (as defined in the employment agreement) occurs and Mr. Doss’ employment under the employment agreement is thereafter terminated, he is entitled to receive a cash payment in an amount equal to 12 month’s salary (based on Mr. Doss’ monthly salary at the time of such termination), and his unvested stock options will fully vest.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated August 22, 2011, by and among RF Industries, Ltd. and Howard Hill
10.2	Employment Agreement, dated August 22, 2011, by and among RF Industries, Ltd. and James Doss

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 23, 2011

	By:	/s/ HOWARD HILL
Howard Hill
Chief Executive Officer